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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)         May 1, 2001
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                        ROTARY POWER INTERNATIONAL, INC.
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               (Exact Name of Registrant as Specified in Charter)



       DELAWARE                     1-12756                    13-3632860
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 (State or Other Jurisdiction       (Commission             (IRS Employer
     of Incorporation)               File Number)            Identification No.)



 POST OFFICE BOX 128, WOOD-RIDGE, NEW JERSEY                   07075-0128
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   (Address of Principal Executive Offices)                     (Zip Code)



Registrant's telephone number, including area code       (973) 470-7000
                                                   -----------------------------



                                 NOT APPLICABLE
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         (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.     OTHER EVENTS.

      Rotary Power International, Inc. ("RPI") has entered into a Termination and Settlement Agreement, dated as of May 1, 2001 (the "Termination Agreement"), with Londonderry Capital Structuring Ltd. ("Londonderry Capital") and Londonderry Management Services Ltd. ("Londonderry Management").

      Pursuant to the Termination Agreement, RPI and Londonderry Capital have agreed to terminate, effective as of May 1, 2001, all of their existing agreements pursuant to which Londonderry Capital provides certain consulting, investor relations and other services to RPI. In consideration of the early termination of these agreements and in order to enable Londonderry Capital to settle certain long-term commitments, RPI has agreed to (i) pay Londonderry Capital the sum of $50,000, which amount was agreed upon after taking into account certain amounts and expenses which RPI agreed to reimburse to Londonderry Capital and certain facilitation fees previously received by Londonderry Capital which Londonderry Capital agreed to refund to RPI; and (ii) issue to Londonderry Capital and/or its designees and assignees, warrants to purchase 500,000 shares of RPI's restricted common stock at a cash price of $5.00 per share. The warrants will be immediately exercisable as of their date of issuance and will remain exercisable by the holders thereof until the third anniversary of the date of their issuance.

      Simultaneously with the execution of the Termination Agreement, RPI and Londonderry Management entered into a Management Consulting Agreement, dated as of May 1, 2001 (the "Consulting Agreement"), pursuant to which Londonderry Management will provide management assistance to RPI by making available the services of Ronald G. McKeown, a Canadian citizen ("McKeown"), to serve as Executive Vice President and Director of Marketing of RPI. McKeown is the President and sole shareholder of both Londonderry Capital and Londonderry Management. In his capacity as Executive Vice President and Director of Marketing, McKeown will, subject to the oversight and control of RPI's Board of Directors, be responsible for the promotion, marketing and sale of such products and services as are from time to time offered by RPI. McKeown will have the authority to retain such consultants and hire such employees as he may deem reasonably necessary to fulfill his corporate responsibilities. McKeown will report to RPI's Chief Executive Office ("CEO") and consult with the CEO on matters of marketing strategy, plans and budgets; retention of consultants; hiring of employees; and other significant prospective marketing expenditures and initiatives. Additionally, under the terms of the Consulting Agreement, Londonderry Management will be responsible to provide administrative, clerical and secretarial services to support McKeown. These services will be rendered by persons or entities to be determined by Londonderry Management.

      Pursuant to the Consulting Agreement, Londonderry Management will receive a monthly fee of $9,500 from RPI for its services, with $7,000 of that amount being designated as compensation for McKeown and the remaining $2,500 intended to serve as compensation for the administrative, clerical and secretarial support services which Londonderry Management will provide to McKeown. The Consulting Agreement has a term of 12 months and can be canceled by either party on 30 days prior written notice. In addition, pursuant to the Termination Agreement, RPI has also agreed to issue 200,000 shares of restricted common stock to Londonderry Management if and when the gross revenues earned by RPI after May 1, 2001, minus any adjustments or allowances for product returns, equal, on a cumulative basis, at least $5,000,000 (the "Revenue Target"). The shares will be issued as soon as possible after the last day of the calendar quarter in which RPI achieves the Revenue Target,


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without the need for any additional consideration or payment from Londonderry
Management and whether or not McKeown is then still serving in any capacity with RPI.

      As additional consideration for his agreement to serve as its Executive Vice President and Director of Marketing, RPI has also agreed to grant McKeown an option under its stock option plan to purchase 300,000 shares of restricted common stock. McKeown will be fully vested in the option immediately upon its grant and the option will remain fully exercisable at all times whether or not he is still serving in any capacity with RPI. The option will become exercisable as of the first date after it is determined that RPI has achieved the Revenue Target (the "Effective Date") and will remain exercisable until its expiration date. The option will entitle McKeown to purchase the shares at a cash exercise price per share equal to the average of the closing bid prices per share of RPI common stock for the ten (10) trading days preceding the Effective Date. The option will expire on the earlier to occur of the fifth anniversary of the Effective Date or the tenth anniversary of the date of grant of the option.

      Each party to the Termination Agreement also released the other parties thereto from any and all demands, claims, liabilities and causes of action relating to, or in any way involved with or arising out of, the prior agreements between RPI and Londonderry Capital or any other transaction or agreement relating to RPI.


ITEM 7.  EXHIBITS.

      99.1 Termination and Settlement Agreement by and between Rotary Power International, Inc., Londonderry Capital Structuring Ltd. and Londonderry Management Services Ltd. dated May 1, 2001.

      99.2 Management Consulting Agreement by and between Rotary Power International, Inc. and Londonderry Management Services Ltd. dated May 1, 2001.



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                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                      ROTARY POWER INTERNATIONAL, INC.


                                      By: /s/ Douglas M. Drew
                                         ------------------------------
                                         Douglas M. Drew
                                         Vice President, Finance and Director


Dated:  May 15, 2001



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